As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

JDS UNIPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2579683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1768 Automation Parkway

San Jose, California 95131

Internet address: www.jdsu.com

(Address of registrant’s principal executive offices)

Photonic Power Systems, Inc.

2002 Stock Option Plan, as amended

(Full title of the plan)

Christopher S. Dewees, Esq.

Senior Vice President and General Counsel

JDS Uniphase Corporation

1768 Automation Parkway

San Jose, California 95131

(408) 434-1800

(Name, address and telephone number, including area code, of agent for service)

With a copy sent to:

Michael C. Phillips, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

(650) 813-5620

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	238,747	$0.20	$47,749.40	$5.62

(1)	Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 6, 2005 by and among JDS Uniphase Corporation, JDSU Acquisition VI, Inc., Photonic Power Systems, Inc. and Jan Gustav Werthen, JDS Uniphase Corporation assumed all of the outstanding options to purchase Common Stock of Photonic Power Systems, Inc. under the Photonic Power Systems, Inc. 2002 Stock Option Plan, as amended (the “Plan”), and such options become exercisable to purchase shares of JDS Uniphase Corporation Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the Merger Agreement.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $0.20 per share represents the weighted average exercise price of the 238,747 shares of Common Stock outstanding and subject to options under the Plan, as assumed by the Registrant.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 238,747 shares of Common Stock of JDS Uniphase Corporation, a Delaware corporation (the “Registrant”), issuable to eligible employees and consultants and under Photonic Power System, Inc.’s 2002 Stock Option Plan, as amended (the “Plan”) assumed by Registrant upon the merger of Registrant’s wholly owned subsidiary, JDSU Acquisition VI, Inc., a California corporation, with and into Photonic Power Systems, Inc., a California corporation. The Plan was previously an obligation of Photonic Power Systems, Inc.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is included in documents sent or given to participants in the Plan specified on the cover page of this Registration Statement, pursuant to Rule 428(b)(1) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K as filed pursuant to Section 13(a) of the Exchange Act for the fiscal year ended June 30, 2004.

(b)	The Registrant’s Current Reports on Form 8-K filed August 3, 2004, October 5, 2004, October 14, 2004, November 2, 2004, February 11, 2005, March 2, 2005, March 4, 2005, April 20, 2005, April 29, 2005, May 24, 2005 and May 26, 2005.

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2004, December 31, 2004 and March 31, 2005.

(d)	The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A dated November 15, 1993, and any other amendment or report filed for the purpose of updating such description.

(e)	The description of Registrant’s preferred share purchase rights contained in Amendment No. 5 to Registrant’s Registration Statement on Form 8-A dated February 15, 2003, and any other amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary under Delaware law. Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel is contained in Exhibit 5.1.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Form of Stock Option Assumption Agreement.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of June, 2005.

/s/ Kevin J. Kennedy, Ph.D.
Kevin J. Kennedy, Ph.D., Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of JDS UNIPHASE CORPORATION, a Delaware corporation, do hereby constitute and appoint Kevin J. Kennedy, Ph.D., Chief Executive Officer and David Vellequette, Vice President and interim Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signatures	Title	Date
/s/ Kevin J. Kennedy, Ph.D. Kevin J. Kennedy, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2005

/s/ David Vellequette David Vellequette	Vice President and interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2005

/s/ Richard E. Belluzzo Richard E. Belluzzo	Director	June 8, 2005

/s/ Bruce D. Day Bruce D. Day	Director	June 8, 2005

/s/ Robert E. Enos Robert E. Enos	Director	June 8, 2005

/s/ Peter A. Guglielmi Peter A. Guglielmi	Director	June 8, 2005

/s/ Martin A. Kaplan Martin A. Kaplan	Chairman	June 8, 2005

/s/ Richard T. Liebhaber Richard T. Liebhaber	Director	June 8, 2005

/s/ Casimir S. Skrzypczak Casimir S. Skrzypczak	Director	June 8, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel is contained in Exhibit 5.1.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Form of Stock Option Assumption Agreement.